Consent of Independent Auditors




We consent to the use of our report dated February 4, 1999 on the financial statements American Enterprise Life Insurance Company in Post-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-67595) and related Prospectus for the registration of the Goldman Sachs Variable Annuity Contracts to be offered by American Enterprise Life Insurance Company.






/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 27, 1999